                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                                   FORM 8-K/A
                                 AMENDMENT NO. 2

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 17, 1995 (April 6, 1995)

                          Coram Healthcare Corporation
             (Exact name of Registrant as specified in its charter)

          DELAWARE                    1-11343                 33-0615337
(State or other jurisdiction        (Commission             (IRS Employer
     of incorporation)              File Number)          Identification No.)

  1125 SEVENTEENTH STREET, 15TH FLOOR,                           80202
           DENVER, COLORADO                                   (ZIP CODE)
(Address of principal executive offices)

                                 (303) 292-4973
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
             (Former name or address, if changed since last report)

         On April 6, 1995, Coram Healthcare Corporation ("Coram" or the "Company") filed a Form 8-K reporting its acquisition of substantially all of the assets used in the alternate site infusion therapy business, the home care management and utilization system business and women's health care business (collectively, the "Caremark Business") of Caremark Inc., a California corporation ("Caremark") and filed therewith the financial statements in Item 7(a).

         On May 19, 1995, the Company in accordance with Item 7(b) of Form 8-K, filed pro forma financial information giving effect to the acquisition of the Caremark Business.

         The Company is now filing amendments of certain information included in the prior filings and is filing the financial statements of Critical Care America (a division of Medial Care America, Inc.).

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On January 29, 1995, Coram Healthcare Corporation, a Delaware corporation (the "Company"), entered into a definitive agreement to acquire substantially all of the assets used in the alternate site infusion health care business, the home care management and utilization system business and women's health care business of Caremark Inc. (the "Caremark Business"), and issued the press release attached hereto as Exhibit A, which is incorporated herein in its entirety by this reference. On April 6, 1995, the Company completed the acquisition of the Caremark Business and issued the press release attached hereto as Exhibit B, which is incorporated herein in its entirety by this reference.

         Pursuant to the terms of the Asset Sale and Note Purchase Agreement dated as of January 29, 1995, as amended on April 1, 1995 between the Company, Caremark Inc., a California corporation ("Caremark") and a wholly-owned subsidiary of Caremark International Inc., a Delaware corporation ("Caremark International") (the "Asset Purchase Agreement"), attached hereto as Exhibit C and incorporated herein in its entirety by this reference, the purchase price of the Caremark Business was $309 million, consisting of (i) $209 million in cash and (ii) $100 million of junior subordinated pay-in-kind notes payable to Caremark, consisting of a $75 million 7% Convertible Subordinated PIK Note (the "Junior Convertible Subordinated PIK Note") and a $25 million 12% Non-Convertible Subordinated PIK Note (the "Junior Non-Convertible Subordinated PIK Note" and, collectively with the Junior Convertible Subordinated PIK Note, the "Junior Subordinated PIK Notes"). The purchase price may be increased or decreased by up to $15 million, plus an additional increase or decrease of up to $3 million depending upon the amount of certain employee health plan liabilities pursuant to a post-closing adjustment.

         The Company acquired all of the assets of Caremark and Caremark International used in or related to the Caremark Business (collectively, the "Acquired Assets") including tangible and intangible assets owned by Caremark. The Company also assumed only the liabilities of the Caremark Business (i) adequately reflected or fully reserved against in a net assets statement of the Caremark Business dated as of December 31, 1994, (ii) which are immaterial and incurred in the ordinary course of business, (iii) which arise after April 6, 1995 under certain contracts assumed by the Company, and (iv) certain employee liabilities. Other assets (the "Excluded Assets"), including cash and cash equivalents, and the rights to any mark using "Care" or "Caremark," and all remaining liabilities of Caremark and Caremark International (the "Excluded Liabilities") including liabilities associated with the pending investigation of Caremark by the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG"), remain the responsibility of Caremark and Caremark International.

         The Asset Purchase Agreement provides for indemnification by each of the parties thereto of the other within certain limits. Under the terms of the Asset Purchase Agreement, Caremark and Caremark International, jointly and severally, will indemnify the Company and its affiliates against any liabilities arising out of the (i) breach by Caremark of any of its covenants under the Asset Purchase Agreement, (ii) the failure of any representation or warranty made by Caremark in the Asset Purchase Agreement to be true in all respects as of the date of the Asset Purchase Agreement and the deemed closing date of April 1, 1995, (iii) the use, operation or ownership of any of the Excluded Assets,
(iv) any Excluded

Liability and (v) certain other liabilities, including the failure of Caremark to obtain certain consents and approvals necessary to transfer the assets of the Caremark Business; provided, however, that with respect to breaches by Caremark of any representation or warranty the aggregate of all such liabilities and damages exceeds $10 million. With respect to breaches by it of any representation or warranty, the total amount Caremark may be required to pay is limited to $130 million and the representations and warranties, subject to certain exceptions, will expire on April 1, 1997. With respect to all other claims for indemnification (including any claims related to the pending investigation of Caremark by the OIG), Caremark must indemnify the Company without any minimum threshold and without limitation by time or amount. Pursuant to the Asset Purchase Agreement, the Company will indemnify Caremark and Caremark International against any liabilities arising out of the (i) material breach by the Company of any of its covenants under the Asset Purchase Agreement, (ii) the failure of any representation or warranty made by the Company in the Asset Purchase Agreement to be true in all respects as of the date of the Asset Purchase Agreement and April 6, 1995, (iii) the use, operation or ownership of any of the Acquired Assets after April 6, 1995 or (iv) any of the liabilities assumed under the Asset Purchase Agreement.

         Pursuant to the Asset Purchase Agreement, for a period from April 1, 1995 through December 31, 2001, Caremark will not and will not permit any of its affiliates to engage in, directly or indirectly, or have any direct or indirect interest in any entity or person that engages in any business which is the same or substantially similar to the Caremark Business (a "Competing Business"); provided, however, that Caremark may own up to 20% of the equity of an entity whose Competing Business revenues are at all times less than 30% of such entity's total revenues; provided, further, that the aggregate of (i) Caremark's proportionate share of the Competing Business Revenues per year and (ii) revenues of certain physician groups associated with Caremark does not exceed certain specified thresholds.

         The Company financed the cash portion of the purchase price of the Caremark Business and the repayment of all of its outstanding indebtedness under the Amended and Restated Credit Agreement dated as of February 10, 1995, by and among the Company, Curaflex Health Services, Inc., HealthInfusion, Inc., Medisys, Inc., H.M.S.S., Inc. and T(2) Medical, Inc., Toronto Dominion (Texas), Inc., the Co-Agents named therein and the financial institutions party thereto, of $123,800,000 principal amount, together with related fees and expenses, through (i) borrowings under a new credit facility (the "Senior Credit Facility"), with Chemical Bank, as agent, providing for aggregate commitments of up to $300 million, including a $100 million revolving credit facility, and (ii) the proceeds of a $150 million bridge financing provided by an affiliate of DLJ Bridge Finance, Inc.

         Concurrently with the acquisition of the Caremark Business, the Company contributed the Caremark Business to a wholly-owned subsidiary of Coram, Inc., a Delaware corporation and a newly-formed, wholly-owned subsidiary of the Company ("Coram"), and the Company contributed to Coram all of the outstanding capital stock of each of its direct and indirect subsidiaries other than Coram. As a result of these transactions, all of the operations conducted by the Company immediately prior to the acquisition of the Caremark Business on April 1, 1995 and the Caremark Business were conducted through subsidiaries of Coram immediately following the acquisition of the Caremark Business.

         Pursuant to the terms of the Credit Agreement dated as of April 6, 1995, among the Company, Coram, the lenders named therein and Chemical Bank as Administrative Agent, Collateral Agent and Fronting Bank, attached as Exhibit D hereto and incorporated herein in its entirety by this reference, Coram is entitled to borrow up to an aggregate principal amount of $300 million. The Senior Credit Facility consists of (i) a five-year senior secured term loan facility (the "Term Loan") in an aggregate principal amount of $200 million and
(ii) a revolving credit facility (the "Revolving Credit Facility"), of which up to $20 million is available in the form of letters of credit. The Term Loan will mature in five years. Coram may borrow, pay or repay and reborrow under the Revolving Credit Facility and the letters of credit issued thereunder for a five year period. Loans under the Senior Credit Facility bear interest at a rate equal to, at Coram's option, a Eurodollar rate or an alternate base rate (equal to the highest of the prime rate as reported by Chemical Bank, the secondary market rate for a three month certificate of deposit plus 1% and (iii) the federal funds rate in effect plus 0.5%) plus a margin ranging from 1.50% to .50% for the base rate or 1.50% to 2.50% for the Eurodollar rate. Coram's obligations under the Senior Credit Facility are guaranteed by the Company and each of Coram's subsidiaries, and such guarantees are secured by security interests on all of the capital stock of Coram and each of its corporate subsidiaries and by substantially all of the Company's assets.

         Pursuant to the Securities Purchase Agreement (including a Form of Subordinated Bridge Note (the "Bridge Note")), dated as of April 6, 1995 among Coram, the Company and Coram Funding, Inc., attached as Exhibit E hereto and incorporated herein in its entirety by this reference, interest on the Bridge
Note is payable at the prime rate plus a spread (the "Spread") initially equal to 300 basis points. If the Bridge Note is not retired in whole by the end of the first six-month period following the issuance date, the Spread will increase by 100 basis points and continue to increase by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Note is outstanding; provided, that such rate will not exceed 21% per annum; provided further, that the portion, if any, of any interest payment representing a rate per annum of in excess of 15.25% shall be paid by issuing subordinated bridge notes with a principal amount equal to such excess portion. The Company may, at its option, redeem the Bridge Note upon ten days' notice to the holder of the Bridge Note at par. The Bridge Note is also subject to mandatory redemption upon the occurrence of certain conditions. The Bridge Note is subordinated to the Senior Credit Facility and certain refinancings thereof.

         Pursuant to the terms of the Junior Subordinated PIK Notes, attached as Exhibit F hereto and incorporated herein in their entirety by this reference, interest is payable semi-annually at the rate of 7% per annum for the Junior Subordinated Convertible PIK Notes, and at the rate of 12% per annum for the Junior Subordinated Non-Convertible PIK Notes. The Junior Subordinated PIK Notes mature upon the earlier of an event of default or October 1, 2005. Also, prior to April 6, 1997, interest on the Junior Subordinated PIK Notes is payable in additional Junior Subordinated PIK Notes, at the election of the Company. Thereafter, interest is payable in cash, subject to the satisfaction of certain lender tests. The Junior Subordinated Convertible Note is convertible at any time subsequent to April 6, 1996, in whole or in part, into shares of the Company's Common Stock determined by dividing the aggregate principal amount thereof by $27 per share, subject to adjustment. The Company is required to file, and use its best efforts to cause to become effective on or before April 6, 1996, a registration statement covering the shares of Common Stock of the Company issuable upon conversion thereof. The Company is required to maintain the effectiveness of such registration statement for a three-year period following the original effective date of the registration statement. The Junior Subordinated PIK Notes are expressly subordinated to the Senior Credit Facility and the indebtedness under the Bridge Note.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statement of Business Acquired

                  Audited financial statements of the Caremark Business, including a Combined Statement of Operations and Combined Statement of Cash Flows for the years ended December 31, 1994, 1993 and 1992, and a Balance Sheet for the years ended December 31, 1994 and 1993, together with a manually signed accountants' report were filed previously.

                  The financial statements of the Caremark International Inc. Home Infusion Business referred to in the preceding paragraph and the data furnished below relating to those financial statements is required to be provided by the Company pursuant to the requirements of the Securities and Exchange Commission and is based on information provided to the Company by Caremark. The Company in September 1995 filed a lawsuit against Caremark alleging, among other things, that certain financial and other data provided to the Company by Caremark contains material misstatements and omissions. Accordingly, pending the resolution of such litigation, the Company believes such financial data and other information should not be relied upon in evaluating the Company's financial position and results of operations, and no assurance can be given as to its completeness or accuracy.

                  Caremark has advised that the allocation methods used to allocate costs to the business were as follows:

                           Legal - Estimated internal payroll and other direct costs of employees directly performing services on behalf of the business as well as external legal fees incurred on behalf of the business.

                           Treasury - Bank fees based on estimated units of activity.

                           Regulatory - Estimated internal payroll and other direct costs of employees directly performing services on behalf of the business.

                           Insurance - Estimated based on the business's historical loss ratios.

                           Benefits - Estimated based on the business's payroll as a percentage of Caremark's total payroll.

                           Facilities and administrative services - The cost of shared facilities and related administrative services are allocated based on the percentage of square footage occupied by the business.

                           As disclosed in Note 1 to the financial statements, the expenses reflected in the Home Infusion financial statements are not necessarily indicative of the level of expenses the business might have incurred had it operated a separate company.

                  Caremark has advised that Caremark's Home Infusion Business assesses the recoverability of goodwill based on estimated future undiscounted cash flows. This assessment is made when changes in facts and circumstances indicate that future cash flows may not be adequate to recover the capitalized value.

                  Caremark has advised the Company that other intangible assets totaled $3.4 million at December 31, 1994 and consisted of acquired customer lists ($600 thousand) which are being amortized over a five year period and non-compete agreements ($2.8 million) which are being amortized over their legal lives of five to eight years.

                  Caremark has advised the Company that the $25 million restructuring and integration charges charged to operations in 1994 are the costs to exit redundant Home Infusion operations. The $54.4 million reserve established in purchase accounting related to expected costs to exit redundant Critical Care operations, establish other known liabilities under purchase accounting and costs to complete the transaction. This reserve consists of $18.7 million of severance costs, $18 million related to lease commitments for abandoned facilities, $4.0 million to terminate purchased contracts, $3.5 million for estimated environmental costs, $2.4 million of transaction costs, $2.0 million related to estimated sales and use tax deficiencies, and $5.8 million of other costs resulting from the transaction. Caremark has further advised the Company that the accounting treatment and related disclosures are in accordance with APB 16 and FASB Technical Bulletin NO. 85-5.

                  Caremark has advised the Company that in 1993, the Caremark Home Infusion Business sold to its partner a portion of its ownership interest in one of its more significant hospital partnerships at no gain or loss. The sale was made in response to its partners' desire to increase their ownership interest.

                  Caremark has advised the Company that included in 1992's sundry income is a $4.5 million payment to the Caremark Home Infusion Business to settle a lawsuit. Caremark has further advised the Company that no other items included in sundry income for the years periods presented were individually material.

      (b)      Pro Forma Financial Information.

               Amended pro forma financial information, including an Unaudited Pro Forma Condensed Combined Balance Sheet, an Unaudited Pro Forma Condensed Combined Statement of Operations and Notes to Unaudited Pro Forma Condensed Combined Financial Statements, are filed herewith.

               Refer to the second paragraph under Item 7(a) above concerning financial data furnished to the Company by Caremark International Inc. The pro forma financial statements do not reflect the change in September 1995 to write-off goodwill and long-lived assets and for the valuation of receivables acquired as part of the Caremark Business.

      (c)      Financial Statements of Business Acquired

               Audited financial statements of Critical Care America (a Division of Medical Care America, Inc.) including Consolidated Balance Sheets for the years ended December 31, 1993 and 1992 and Consolidated Statements of Operations, Divisional Equity and Cash Flows for the years ended December 31, 1993, 1992 and 1991, together with a manually signed accountant's report and consent, are filed herewith.


      (d)      Exhibits

               The following exhibits are furnished in accordance with Item 601 of Regulation S-K.

               99.A     Press Release Issued by the Company on January 30,
                        1995(1)

               99.B     Press Release Issued by the Company on April 6, 1995(1)

               99.C Asset Sale and Note Purchase Agreement dated as of January 29, 1995, among Coram Healthcare Corporation, Caremark International Inc. and Caremark Inc., as amended April 1, 1995.(1)

               99.D Credit Agreement dated as of April 6, 1995 among Coram Healthcare Corporation, Coram, Inc., the lenders named therein and Chemical Bank as Administrative Agent, as Collateral Agent and as Fronting Bank.(1)

               99.E Securities Purchase Agreement, and Form of Subordinated Bridge Note, dated as of April 6, 1995 among Coram, Inc., as Issuer, Coram Funding, Inc., as initial Purchaser and Coram Healthcare Corporation.(1)

               99.F $75 million 7% Convertible Subordinated PIK Note and $25 million 12% Non-Convertible Subordinated PIK Note.(1)

               99.G     Consent of KPMG Peat Marwick LLP.(2)

- ------------

(1) Previously filed.
(2) Filed herewith.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined financial statements are presented assuming the acquisition of t e Caremark Business has been consummated and has been accounted for as a purchase. The pro forma condensed combined statements of income for the year ended December 31, 1994 and for the three months ended March 31, 1995 have been prepared as if the acquisition of the Caremark Business and the other transactions requiring pro forma adjustments, including the purchase of Critical Care of America ("CCA") by Caremark, had occurred on January 1, 1994. The pro forma condensed combined balance sheet as of March 31, 1995 have been prepared as if the acquisition of the Caremark Business and the other transactions requiring pro forma adjustments had occurred on March 31, 1995.

         The pro forma combined data are based on the separate historical consolidated financial statements of Coram, the Caremark Business and CCA giving effect to the transactions under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable given the circumstances. The unaudited pro forma condensed combined financial statements are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the acquisition of the Caremark Business and CCA occurred on the dates indicated or that may be achieved in the future.

         The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the respective historical audited consolidated financial statements of Coram and the Caremark Business contained in this Form 8-K, as amended.

                          CORAM HEALTHCARE CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 March 31, 1995
                                 (in thousands)

                                                                                                         Combined
                                                                                                          Coram
                                                                                                           and
                                                                   Caremark           Pro Forma          Caremark
                                                    Coram          Business          Adjustments         Business
                                                  ---------        --------          -----------         --------
                       ASSETS

CURRENT ASSETS
Cash and cash equivalents ..................      $  21,580       $    --            $  (7,300)(A)      $  14,280
Accounts receivable net of allowances ......        106,419         138,800               --              245,219
Investments ................................         15,499            --                 --               15,499
Inventories ................................         11,250          10,900             (3,000)(G)         19,150
Prepaid taxes ..............................          9,739            --                 --                9,739
Deferred income taxes, net .................         32,538            --                 --               32,538
Other current assets .......................         20,784            --                 --               20,784
                                                  ---------       ---------          ---------          ---------
  Total current assets .....................        217,809         149,700            (10,300)           357,209
Property and equipment, net ................         23,744          26,700             (6,100)(B)         35,344
                                                       --              --               (9,000)(G)           --
Other assets ...............................         18,629           4,700             26,000(B)          47,329
                                                       --              --               (2,000)(C)           --
Goodwill, net ..............................        337,269         191,900           (191,900)(B)        513,869
                                                       --              --              176,600(B)            --
                                                  ---------       ---------          ---------          ---------
  TOTAL ASSETS .............................      $ 597,451       $ 373,000          $ (16,700)         $ 953,751
                                                  =========       =========          =========          =========
   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts payable ...........................      $  32,553       $  23,800          $    --            $  56,353
Current maturities of long-term debt .......          5,562            --               30,600(A)          36,162
Deferred income taxes ......................          5,818            --                 --                5,818
Securities sold for repurchase .............          7,365            --                 --                7,365
Reserve for litigation .....................         22,647            --                 --               22,647
Accrued merger and restructuring ...........         35,958            --               20,000(G)          55,958
Other accrued liabilities ..................         13,632          13,400               --               27,032
                                                  ---------       ---------          ---------          ---------
  Total current liabilities ................        123,535          37,200             30,600            211,335
Revolving lines of credit ..................        122,300            --             (122,300)(A)           --
Long-term debt .............................         10,801            --              169,400(A)         430,201
                                                       --              --              150,000(A)            --
                                                       --              --              100,000(A)            --
Minority interest ..........................          4,729           5,200               --                9,929
Other liabilities ..........................          1,885             200               --                2,085
Deferred income taxes, non current .........          1,522            --                 --                1,522
                                                  ---------       ---------          ---------          ---------
  Total non current liabilities ............        141,237           5,400            297,100            443,737
                                                  ---------       ---------          ---------          ---------
  TOTAL LIABILITIES ........................        264,772          42,600            327,700            655,072
STOCKHOLDERS' EQUITY
Common stock, par $.001 ....................             39            --                 --                   39
Additional paid in capital .................        347,071            --                 --              347,071
Unrealized loss on available for sale
  securities ...............................           (193)           --                 --                 (193)
Retained earnings (deficit) ................        (14,238)        330,400           (330,400)(B)        (16,238)
                                                       --              --              (32,000)(G)        (32,000)
                                                       --              --               (2,000)(C)           --
                                                  ---------       ---------          ---------          ---------
  Total stockholders' equity ...............        332,679         330,400           (332,400)           298,679
                                                  ---------       ---------          ---------          ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .      $ 597,451       $ 373,000          $  (4,700)         $ 953,751
                                                  =========       =========          =========          =========

See accompanying notes to unaudited pro forma condensed combined financial statements.

                          CORAM HEALTHCARE CORPORATION

               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                                   OPERATIONS

                    For the three months ended March 31, 1995
                      (in thousands, except per share data)

                                                                                                           Combined
                                                                                                          Coram and
                                                                        Caremark       Pro Forma           Caremark
                                                         Coram          Business      Adjustments          Business
                                                         -----          --------      -----------         ---------
Net revenue .....................................      $ 104,778       $  96,100       $    --            $ 200,878
Cost of service .................................         75,609          76,200            (305)(F)        151,504
                                                       ---------       ---------       ---------          ---------
  Gross profit ..................................         29,169          19,900             305             49,374
Operating expenses:
  Selling, general and administrative expenses ..         17,885          14,200            --               32,085
  Provision for estimated uncollectible accounts           4,013           4,300            --                8,313
  Amortization of goodwill ......................          2,790           1,300             172(E)           4,262
  Restructuring costs and other .................         (4,131)           --              --               (4,131)
                                                       ---------       ---------       ---------          ---------
     Total operating expenses ...................         20,557          19,800             172             40,529
                                                       ---------       ---------       ---------          ---------
Operating income ................................          8,612             100             133              8,845
Other income (expense)
  Interest income ...............................            402            --              --                  402
  Interest expense ..............................         (3,436)           --            (9,791)(D)        (13,227)
  Other income (loss) ...........................            338            (100)           --                  238
                                                       ---------       ---------       ---------          ---------
Income (loss) before income taxes and minority
  interests .....................................          5,916                          (9,658)            (3,742)
                                                       ---------       ---------       ---------          ---------

Income tax benefits .............................         (1,105)           --                --(H)             (1,105)
Minority interests ..............................          2,432             500           2,932
                                                       ---------       ---------       ---------          ---------
Net income (loss) ...............................      $   4,589       $    (500)      $  (9,658)         $  (5,569)
                                                       =========       =========       =========          =========
Income (loss) per share .........................      $     .11                                          $    (.14)
                                                       =========                                          =========
Shares used to compute income (loss) per share ..         40,939                                             40,939
                                                       =========                                          =========

See accompanying notes to unaudited pro forma condensed combined financial statements.

                          CORAM HEALTHCARE CORPORATION

               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                                   OPERATIONS

                      For the Year Ended December 31, 1994
                      (in thousands, except per share data)

                                                                                                                   Combined
                                                                                                                    Coram
                                                                                                                     and
                                                                      Caremark                    Pro Forma        Caremark
                                                         Coram        Business        CCA        Adjustments       Business
                                                         -----        --------        ---        -----------       --------
Net revenue .......................................    $ 450,496     $ 441,900     $  31,100     $    --          $ 923,496
Cost of service ...................................      313,182       338,200        26,200        (1,220)(F)      676,362
                                                       ---------     ---------     ---------     ---------        ---------
  Gross profit ....................................      137,314       103,700         4,900         1,220          247,134
Operating expenses
  Selling, general and administrative expenses ....       81,907        54,200         5,600          --            141,707
  Provision for estimated uncollectible accounts ..       19,517        22,600         2,400          --             44,517
  Amortization expense ............................        8,971         4,500          --           2,187(E)        15,658
  Provision for litigation ........................       23,220          --            --            --             23,220
  Merger costs ....................................       28,500          --            --            --             28,500
  Restructuring costs .............................       95,500        25,000          --            --            120,500
  Special provision for uncollectible accounts ....       17,300          --            --            --             17,300
                                                       ---------     ---------     ---------     ---------        ---------
    Total operating expense .......................      274,915       106,300         8,000         2,187          382,602
Operating loss ....................................     (137,601)       (2,600)       (3,100)         (967)        (144,268)
Other income (expense)
  Interest income .................................        2,469          --            --            --              2,469
  Interest expense ................................       (7,414)         (489)         --         (47,470)(D)      (55,373)
  Other income ....................................          865         2,489           100          --              3,454
                                                       ---------     ---------     ---------     ---------        ---------
Loss before income taxes and minority interests ...     (141,681)         (600)       (3,000)      (48,437)        (193,718)
Income tax benefit ................................      (26,231)       (1,700)       (1,400)         (700)         (30,031)
                                                       ---------     ---------     ---------     ---------        ---------
Minority interest .................................       12,622         3,500          --           --    (G)       16,122
Net loss ..........................................    $(128,072)    $  (2,400)    $  (1,600)    $ (47,737)       $(179,809)
                                                       =========     =========     =========     =========        =========
Net loss per share ................................    $   (3.32)                                                 $   (4.65)
                                                       =========                                                  =========
Shares used to compute loss per share .............       38,633                                                     38,633

See accompanying notes to unaudited pro forma condensed combined financial statements.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


CAREMARK PURCHASE COMBINATION

         On January 29, 1995, Coram entered into an agreement to acquire the Caremark Business for $309 million, subject to a potential purchase price adjustment of up to $18 million. On April 6, 1995, Coram completed the acquisition of the Caremark Business effective as of April 1, 1995. Concurrently with the acquisition, Coram repaid $123.8 million ($122.3 million of which was outstanding on March 31, 1995) under long-term revolving lines-of-credit. The potential purchase price adjustment relates principally to an increase or decrease in the purchase price under certain circumstances to the extent net assets are, respectively, more than or less than the purchase price.

         The purchase price consisted of (i) $209 million in cash and (ii) $100 million aggregate principal amount of junior subordinated pay-in-kind ("PIK") notes.

         Coram financed the cash portion of the purchase price, costs associated with the acquisition and the repayment of amounts outstanding under its former credit facility with Toronto Dominion (Texas) Inc. (the "Former Credit Facility") through (i) $200 million of borrowings under a new credit facility with Chemical Bank as Agent, providing for aggregate commitments of up to $300 million, including a $100 million revolving credit facility (the "Senior Credit Facility") and (ii) $150 million from the issuance of Senior Subordinated Bridge Notes (the "Bridge Notes"). Coram intends to redeem the Bridge Notes as promptly as practicable, subject to the availability of financing on terms reasonably satisfactory to it.

         Coram anticipates significant expenses to be incurred in connection with the implementation of a branch office and consolidation program to integrate the Caremark Business (the "Caremark Consolidation Plan") subsequent to the acquisition of the Caremark Business combination. Such expenses are expected to include severance costs, costs to terminate leases on closed branches, consolidation of information systems, and other costs related to consolidation activities. Additionally, Coram anticipates that it will record a special charge associated with a revaluation of specific assets including accounts receivable. The Company, on a preliminary basis, has estimated that the amount of the charge will be approximately $32 million, of which approximately $12 million is estimated to be non-cash. The estimated charge consists of personnel and facility reduction costs of approximately $14 million and approximately $18 million, respectively. The Company expects to revise these estimates upon completion of the acquisition of the Caremark Business, and no assurance can be given as to the amounts of the actual costs that will be incurred.

         In connection with the Caremark Consolidation Plan, because of branch consolidations and system changes there is a potential for an increase in accounts receivable write-offs for both the Company's and the Caremark Business receivables. The charge, if any, associated with accounts receivable is not currently estimable based on current information with a reasonable degree of accuracy, and accordingly is not reflected in the unaudited condensed combined financial statements. The Company expects to record the charge related to the Caremark

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

Business consolidation and any charge associated with accounts receivable as charges to operations within six months of the purchase combination.

         Coram expects to realize substantial cost savings and efficiencies from the implementation of the Caremark Consolidation Plan. The Caremark Consolidation Plan includes the elimination of duplicate or redundant facilities in overlapping markets, the elimination of duplicative corporate and administrative expenses and the renegotiation of procurement contracts. Coram has tentatively identified 66 of 77 total Caremark Business treatment centers which have significant geographical overlap with Coram's existing facilities. Based on current information available, management estimates that total annualized savings to be realized by the Caremark Consolidation Plan will approximate $45 million. No assurance, however, can be given regarding the aggregate amount or the timing of cost savings to be achieved by Coram from the Caremark Consolidation Plan. Management is currently developing a detailed Caremark Consolidation Plan, therefore, the unaudited pro forma condensed combined financial statements do not reflect such savings.

         The historical balances related to the Caremark Business presented in the pro forma information exclude certain assets and liabilities of the home infusion business of Caremark which were not included in the acquisition.

         Effective March 1, 1994 Caremark acquired the assets and assumed certain liabilities of Critical Care America ("CCA"). The CCA transaction was accounted for using the purchase method of accounting. The CCA amounts on the statement of operations for the year ended December 31, 1994 represent the operations of CCA for the two months prior to being acquired by Caremark. Subsequent to the acquisition the operations of CCA are included in the results of Caremark.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- (CONTINUED)

                             (Dollars in thousands)


A.       The Caremark acquisition was financed as presented below:

             Proceeds from borrowing under the Senior Credit Facility of which $30,600
               is classified as a current obligation ..................................    $ 200,000

             Proceeds from the Bridge Note ............................................      150,000

             $75 million 7% Convertible Subordinated PIK Note (the "Junior Convertible
               Subordinated PIK Notes") ...............................................       75,000

             $25 million 12% Non-Convertible Subordinated PIK Note (the "Junior Non-
               Convertible Subordinated PIK Notes") ...................................       25,000

             Purchase price for the Caremark Business including $26 million of fees and
               expenses(1) ............................................................     (335,000)

             Refinancing of Former Credit Facility ....................................     (122,300)
                                                                                           ---------
             Decrease in cash .........................................................    $  (7,300)
                                                                                           =========

         ----------

         (1) Includes approximately $4.8 million of fees and expenses related to a permanent financing undertaken by Coram and deferred as of May 1, 1995, which is expected to occur after the completion of this transaction.

B. Allocation of the purchase price of $335 million, based on the fair market value of the assets of the Caremark Business acquired and liabilities assumed results in the following:

            Net assets of Caremark Business at historical amounts .........       $ 330,400
            Write-off of previously recorded goodwill .....................        (191,900)
            Decrease in fair value of property and equipment ..............          (6,100)
            Deferred financing costs of the acquisition(1) ................          26,000
            Cost in excess of net assets acquired .........................         176,600
                                                                                  ---------
                                                                                  $ 335,000
                                                                                  =========

         (1) Includes approximately $4.8 million of fees and expenses related to a permanent financing undertaken by Coram and deferred as of May 1, 1995, which is expected to occur after the completion of this transaction.

C. Represents the write off of unamortized deferred financing costs associated with Former Credit Facility repaid concurrently with the acquisition of the Caremark Business. The write off of these costs is not reflected in the unaudited pro forma condensed combined statements of operations.

D. Pro forma interest expense adjustment detailed below reflects the elimination of interest expense related to the Former Credit Facility, and to record interest expense associated with the Senior Credit Facility, the Bridge Notes, the Junior Convertible Subordinated PIK Notes and Junior NonConvertible Subordinated PIK Notes and the amortization of deferred financing costs.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- (CONTINUED)

                                                                        Three Months Ended          Year Ended
                                                                          March 31, 1995         December 31, 1994
                                                                        ------------------       -----------------
Elimination of Former Credit Facility interest expense ................        $(2,921)              $ (5,604)
Senior Credit Facility interest expense: Average
  outstanding $169,400 in 1995 and $192,500 in 1994
  at LIBOR plus 2.5% (8.84% at borrowing date) ........................          3,573                 16,135
Bridge Notes interest expense: $150,000 at prime
  plus margin (12.25% at borrowing date) ..............................          4,594                 18,375
Junior Convertible Subordinated PIK notes interest expense: $75,000
  at 7% ...............................................................          1,398                  5,334
Junior Non-Convertible Subordinated PIK notes interest expense: $25,000
  at 12% ..............................................................            835                  3,083
Amortization of deferred financing costs(1) ...........................          2,312                  9,247
                                                                               -------               --------
Net interest expense adjustment .......................................        $ 9,791               $ 46,570
                                                                               =======               ========

         ----------

         (1) Excludes amortization of the $4.8 million of expenses related to a permanent financing undertaken by Coram and deferred as of May 1, 1995, which is expected to occur after the completion of this transaction.

                  Each change of 1/8% in interest rates will change interest expense on debt with variable interest rates by $437,500 based on the $350 million variable-rate debt originally borrowed. The margin on the Bridge Notes increases from 3.25% at initial borrowing to 4.25% after six months, and an additional 0.5% every quarter thereafter.

                  Interest rates based on rates in effect during the pro forma periods would vary with changes in the underlying reference rate. Average rates on the Senior Credit Facility would have been 8.69% in 1995 and 6.97% in 1994; on the Bridge Note they would have been 13.46% in 1995 and 10.88% in 1994. If those rates were reflected in the pro forma financial statements, the interest expense would be $0.6 million higher in 1995 and $4.9 million lower in 1994.

E. Goodwill associated with the purchase of the Caremark Business is amortized in the unaudited pro forma condensed combined statement of operations assuming an estimated average aggregate 30- year useful life consistent with Coram accounting policies currently in effect. However, Coram intends to perform a study of the components of acquired goodwill and intangibles and may adjust amortization based upon the results of this study. The pro forma adjustment to record goodwill amortization is detailed below:

                                                                              Three Months Ended         Year Ended
                                                                                March 31, 1995       December 31, 1994
                                                                              ------------------     -----------------
Elimination of goodwill amortization previously recorded.................          $(1,300)              $(4,500)
Amortization of costs in excess of fair value of net assets acquired.....            1,472                 5,887
Goodwill adjustment from CCA transaction.................................               --                   800
                                                                                   -------               -------
Net goodwill adjustment..................................................          $   172               $ 2,187

F. Depreciation expense related to the decrease in fair value of fixed assets over five years on a straight-line basis.

G. Estimated restructuring charge to operations in connection with the Caremark Consolidation Plan.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- (CONTINUED)

H. No tax benefits from the aforementioned pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial statements, except for a $.7 million benefit in the year ended December 31, 1994 related to Caremark's purchase of CCA.

                                   SIGNATURES

Pursuant to the requirements of the Secu ities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 3, 1996                            CORAM HEALTHCARE CORPORATION
                                               (registrant)

                                               By: /s/ RICHARD M. SMITH
                                                  ------------------------------
                                                         Richard M. Smith
                                                     Chief Financial Officer

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                       Consolidated Financial Statements

                           December 31, 1993 and 1992

                  (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

The Board of Directors and Stockholders
Medical Care America, Inc.:

We have audited the accompanying consolidated balance sheets of Critical Care America (a division of Medical Care America, Inc.) as a December 31, 1993 and 1992, and the related consolidated statements of operations, divisional equity, and cash flows for each of the years in the three year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Critical Care America at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in note 10 to the consolidated financial statements, the Company is a defendant in a class action lawsuit alleging that, during 1992, Medical Care America, Inc., its subsidiaries, directors and certain of its officers violated Federal securities and various state laws by making false and misleading statements to the public, and seeking damages in unspecified amounts. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying consolidated financial statements.


                                                        /s/ KPMG Peat Marwick

February 7, 1994

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                          Consolidated Balance Sheets

                           December 31, 1993 and 1992

                                 (In thousands)



                                         Assets                                              1993            1992
                                         ------                                              ----            ----
  Current assets:
      Cash                                                                                $     3,237          5,015
      Patient accounts receivable, less allowance for doubtful accounts of $23,955 and
      $18,105 in 1993 and 1992, respectively                                                   58,066         78,660
      Inventories                                                                               5,778          5,206
      Prepaid and other assets                                                                  3,660          3,114
                                                                                          -----------      ---------
          Total current assets                                                                 70,741         91,995

  Property and equipment, net (note 5)                                                         15,443         17,602
  Cost in excess of net assets acquired, net                                                        -         55,877
  Other assets (note 11)                                                                        8,220         14,203
                                                                                          -----------      ---------
                                                                                          $    94,404        179,677
                                                                                          ===========      =========

                            Liabilities and Divisional Equity
                            ---------------------------------
  Current liabilities:
      Current portion of long-term debt and obligations under capital lease (note 6)      $       756          1,338
      Accounts Payable                                                                         11,385         12,386
      Accrued expenses (note 4)                                                                11,000         12,169
      Merger and restructuring reserves (note 9)                                               58,384          7,329
                                                                                          -----------      ---------
          Total current liabilities                                                            81,525         33,222

  Long-term debt and obligations under capital lease - noncurrent (note 6)                        537          1,245
  Other liabilities                                                                               802          4,037
  Due to (from) MCA                                                                            (4,806)        22,318
                                                                                          -----------      ---------

          Total liabilities                                                                    78,058         60,822

  Divisional equity (note 8)                                                                   16,346        118,855
                                                                                          -----------      ---------
                                                                                          $    94,404        179,677
                                                                                          ===========      =========





See accompanying notes to consolidated financial statements.

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                     Consolidated Statements of Operations

                        December 31, 1993, 1992 and 1991

                                 (In thousands)


                                                                          1993             1992             1991
                                                                          ----             ----             ----
  Revenues                                                            $   235,075          272,842         233,346
  Cost of revenues                                                        160,057          152,928         122,890
                                                                      -----------      -----------      ----------
      Gross profit                                                         75,018          119,914         110,456

  Selling, general and administrative expenses                             46,898           53,126          49,920
  Management fee (note 1)                                                   2,270            2,998               -
  Provision for doubtful accounts                                          18,773           26,774          18,996
  Merger and restructuring expenses (note 9)                              141,000           13,193          17,600
                                                                      -----------      -----------      ----------
      Operating income (loss)                                            (133,923)          23,823          23,940

  Interest income                                                             115              583           4,247
  Interest expense                                                           (180)            (371)         (2,853)
  Other income (expense), net                                                 (20)              11             (43)
                                                                      -----------      -----------      ----------
      Income (loss) before income tax expense (benefit)                  (134,008)          24,046          25,291

  Provision for income tax expense (benefit) (note 7)                     (30,989)          11,907          11,988
                                                                      -----------      -----------      ----------

      Net income (loss)                                               $  (103,019)          12,139          13,303
                                                                      ===========      ===========      ==========


See accompanying notes to consolidated financial statements.

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                  Consolidated Statements of Divisional Equity

                        December 31, 1993, 1992 and 1991

                                 (In thousands)


                                                                                           Divisional
                                                                                             Equity
                                                                                             ------
  Balance at December 31, 1990                                                             $   112,991

      Exercise of stock options and warrants, net                                               12,941
      Income tax benefits arising from stock option activity                                    10,592
      Issuance of stock in connection with acquisitions                                         12,626
      Redemption of convertible debentures (note 12)                                            38,632
      Pro forma tax adjustments                                                                    762
      Net income                                                                                13,303
                                                                                           -----------

  Balance, December 31, 1991                                                                 201,847

      Exercise of stock options and warrants, net                                                4,570
      Income tax benefits arising from stock option activity                                     2,276
      Net assets transferred to MCA (note 1)                                                  (101,977)
      Net income                                                                                12,139
                                                                                           -----------

  Balance, December 31, 1992                                                                   118,855

      Exercise of stock options and warrants, net                                                  406
      Income tax benefits arising from stock option activity                                       104
      Net loss                                                                                (103,019)
                                                                                           -----------

  Balance, December 31, 1993                                                               $    16,346
                                                                                           ===========


See accompanying notes to consolidated financial statements.

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                     Consolidated Statements of Cash Flows

                        December 31, 1993, 1992 and 1991

                    (In thousands, except per share amounts)

                                                                             1993             1992             1991
                                                                             ----             ----             ----
 Cash flows from operating activities:
      Net income (loss)                                                  $  (103,019)          12,139          13,303
      Adjustments to reconcile net income to net cash provided
          by operating activities:
          Depreciation and amortization                                        8,027            7,521           5,990
          Loss on disposal of property and equipment                               -                -             147
          Writeoff of intangibles                                             64,170                -               -
          Impact of changes in assets and liabilities (net of
              effects of various acquisitions);
              Accounts receivable                                             21,641           (1,316)         (6,154)
              Inventories                                                       (572)            (221)           (951)
              Prepaid and other assets                                          (323)             489          (5,497)
              Accounts payable and accruals                                   (1,341)           5,144          26,291
              Merger and restructuring reserves                               51,893            3,633               -
              Intercompany MCA                                               (37,156)          22,264               -
              Net transfer to MCA                                                  -         (101,977)              -
                                                                         -----------      -----------      ----------
                  Net cash provided by operating activities                    3,320          (52,324)         33,129
                                                                         -----------      -----------      ----------
 Cash flows from investing activities:
      Purchase of property and equipment                                      (3,001)          (6,461)         (3,516)
      Other                                                                   (1,213)          (5,710)         (3,681)
      (Increase) Decrease in costs in excess of net assets acquired                -             (685)           (682)
      Payment in connection with acquisitions, net of cash acquired                -          (23,402)         (2,906)
      Proceeds from sale of temporary investments                                  -           12,894               -
      Purchases of temporary investments, net                                      -                -         (12,894)
                                                                         -----------      -----------      ----------
                  Net cash used for investing activities                      (4,214)         (23,364)        (23,679)
                                                                         -----------      -----------      ----------
 Cash flows from financing activities:
      Equity increases from stock option activity                                406            4,570               -
      Issuance of stock, net                                                       -                -          12,941
      Payments of long-term debt, notes payable and capital
          lease obligations                                                   (1,290)          (1,958)         (5,657)
      Proceeds from borrowings under long-term debt                                -                -             200
                                                                         -----------      -----------      ----------
                  Net cash provided by (used for) financing activities          (884)           2,612           7,484
                                                                         -----------      -----------      ----------
 Increase (decrease) in cash and cash equivalents                             (1,778)         (73,076)         16,934

 Cash - beginning of year                                                      5,015           78,091          61,157
                                                                         -----------      -----------      ----------

 Cash - end of year                                                      $     3,237            5,015          78,091
                                                                         ===========      ===========      ==========

                                                                                                          (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                     Consolidated Statements of Cash Flows

                        December 31, 1993, 1992 and 1991

                    (In thousands, except per share amounts)

                                                                             1993             1992             1991
                                                                             ----             ----             ----
 Supplemental cash flow information:
      Interest paid                                                       $      167              359           2,343
      Income taxes paid                                                            *           21,643           3,870

 Supplemental schedules of non-cash investing and financing activities:
      Additions to obligations under capital leases                              135              205             898
      Income tax benefits arising from stock option activity                     104            2,276          10,592
      Issuance of common stock in connection with acquisitions                     -                -          10,369
      Issuance of stock pursuant to bond redemption                                -                -          38,632
      Pro forma tax provision (benefit) pursuant to merger                         -                -             633

 Liabilities assumed in acquisition                                            4,659            5,452           1,365

* Income taxes were paid by MCA under a consolidated tax basis for the year ended December 31, 1993.


See accompanying notes to consolidated financial statements.

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                   Notes to Consolidated FINANCIAL Statements

                           December 31, 1993 and 1992
                       (In thousands, except share data)

(1)      NATURE OF BUSINESS AND BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Critical
                 Care America and its wholly-owned subsidiaries (the "Company"). On September 9, 1992, the Company merged with Medical Care International, Inc. ("MCI") to form Medical Care America, Inc. ("MCA"). MCI, a Delaware Corporation, owns and operates freestanding surgical centers located throughout the United States. The Company, a Delaware Corporation, provides home infusion therapy services through regional centers located throughout the United States.

         In connection with the merger, 20,885,990 and 15,389,837 shares were issued to MCI and the Company's shareholders, respectively, based upon the exchange ratios of one share of MCA's common stock for each share of MCI common stock and 0.72 of a share of MCA's common stock for each share of the Company's common stock. This transaction was accounted for as a pooling-of-interest.

         Accordingly, the Company operated as free standing entity through September 9, 1992. Since the merger was accounted for as a pooling which requires retroactive presentation of the financial information, the Company is presented for the three years ended December 31, 1993 as a division of MCA. Certain allocations have been made which are described in subsequent paragraphs.

         Net assets of approximately $102,000 were transferred to the Company on September 9, 1992. This is mainly comprised of short-term investments of $42,600, deferred taxes of $9,900 and net other assets of $49,500. During 1992, approximately $2,260 of interest income and $2,998 of corporate overhead for the year was transferred to MCA. Of these amounts, $2,998 was charged back to the Company as a management fee. For 1993, a management fee of $2,270 for corporate and administrative costs was allocated to the Company.

         All equity transactions and related tax benefits associated with the Company employees are recorded in the Statement of Divisional Equity.

         Income tax expense (benefit) for the periods are presented on a stand-alone basis. Since the division is part of the consolidated tax return of MCA for the years ended December 31, 1993 and 1992, the resultant current and deferred tax liabilities and tax assets are included in Due to (from) MCA.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) Principles of Consolidation
         The consolidated financial statements include the accounts of Critical
                 Care America and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                                                                     (Continued)

                             CRITICAL CAPE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                   Notes to Consolidated Financial Statements

         (b) Revenues
         The Company records revenues net of contractual allowances and other billing discounts. Payment from third-party payors is dependent upon specific benefits included in the patient's policy.

         The Company provides an allowance for doubtful accounts to cover the difference between the Company's billable charges and expected collections from third-party payors and patients.

         (c) Inventories
         Inventories are comprised principally of drugs and medical supplies and are stated at the lower of cost (first-in, first-out) or market.

         (d) Property and Equipment
         Property and equipment are stated at cost. Equipment under capital lease obligations is recorded at the net present value of future minimum lease payments. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets or over the term of the respective lease.

         (e) Excess of Purchase Price Over Net Assets Acquired
         The excess of purchase price over net assets acquired is being amortized using the straight-line method over a twenty-five to forty year period. Contingent payments required under earn out provisions of acquisition agreements are recorded, when earned, as excess of cost over fair value of net assets acquired and amortized over the remaining amortization period. All goodwill was charged-off against restructuring reserve during 1993.

         (f) Income Taxes
         Effective January 1, 1993, the Company adopted Statement of Financial
                 Accounting Standards No.109, Accounting for Income Taxes (FAS
                 109). FAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. The cumulative effect of that change in the method of accounting for income taxes was immaterial and has been included in other income in the 1993 consolidated statement of operations. Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of the calculation.

         (g) Per Share Data
         MCA pooled with the Company effective September 9, 1992 and operated as a division of MCA on a retroactive basis. Accordingly, no per share data is presented for this division.

                                                                     (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)
                   Notes to Consolidated Financial Statements

         (h) Off-Balance Sheet Risk and Concentrations of Credit Risk
         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, marketable investment securities and trade receivables. Concentrations of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different insurance companies, individuals and geographies. As of December 31, 1993 and 1992, the Company had no significant concentrations of credit risk or financial instruments with off-balance sheet risk.

(3)      BUSINESS COMBINATIONS

         During 1992, the Company acquired the assets of certain infusion locations. Of the $24,494 purchase price, $18,194 was paid in cash and the remainder was recorded as a deferred purchase price at December 31, 1992. The Company recorded $20,981 as excess of purchase price over net assets acquired. These acquisitions have been accounted for under the purchase method of accounting.

         On February 26, 1991, the Company merged with Care Plus, Inc.
                 ("CPLS") under the terms of a definitive agreement previously announced on December 31, 1990. CPLS, a Florida corporation, provides home infusion therapy services through 19 regional centers located throughout the United States.

         On September 30, 1991, the Company merged with TeamCare, Incorporated
                 ("TCI") under the terms of a definitive agreement previously announced on September 5, 1991. TCI provides home infusion therapy services, specializing in the managed care industry segment of this marketplace.

         In connection with the merger with CPLS, 5,144,290 shares of the Company's stock were issued to CPLS stockholders, based on an exchange ratio of .775 shares of the Company's common stock for each share of CPLS common stock. Under the terms of the definitive agreement with TCI, all outstanding shares of TCI were exchanged for 580,921 shares of the Company's common stock. These transactions were accounted as poolings-of-interests, and, accordingly, the consolidated financial statements for all periods presented prior to the mergers have been restated to include the results of operations and the financial position of CPLS and TCI. Certain reclassifications have been made to the historical statements of CPLS and TCI to conform to those used by the Company.

         The unaudited consolidated results of operations on a pro forma basis as though the Company's 1992 acquisitions occurred on January 1, 1992 are as follows for the year ended December 31:

                                                                      1992
                                                                      ----
         Net revenue                                                $280,175
         Operating income (loss)                                      18,539

                                                                     (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                   Notes to Consolidated Financial Statements

(4)      ACCRUED EXPENSES

         The following items are included in accrued expenses:

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                          1993              1992
                                                                          ----              ----
         Accrued payroll                                                $  2,363             2,403
         Deferred rent                                                     1,286             1,321
         Sales and use tax                                                 1,153             1,198
         Other accruals                                                    6,198             7,247
                                                                        --------          --------
                                                                        $ 11,000            12,169
                                                                        ========          ========

(5)      PROPERTY AND EQUIPMENT

         Major classes of property and equipment consist of the following:

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                          1993              1992
                                                                          ----              ----
         Furniture and equipment                                        $ 19,683            18,402
         Medical equipment                                                 4,859             4,708
         Rental equipment (pumps)                                         11,917            11,289
         Leasehold improvement                                             3,388             3,185
                                                                          39,847            37,584

         Less accumulated depreciation and
           amortization                                                  (24,404)          (19,982)
                                                                        --------          --------
                                                                        $ 15,443            17,602
                                                                        ========          ========

(6)      LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                          1993              1992
                                                                          ----              ----
         Various notes payables, unsecured with interest rates ranging
             from 9.04% to 12.52% maturing through 1999                 $     82               144
         Obligations under capital leases                                  1,211             2,439
                                                                           1,293             2,583
         Less current maturities                                            (756)           (1,338)
                                                                        --------          --------
                                                                        $    537             1,245
                                                                        ========          ========

                                                                     (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                   Notes to Consolidated Financial Statements

         Scheduled maturities of long-term debt at December 31, 1993 are as follows:

         YEAR ENDED DECEMBER 31,
         -----------------------
                1994                                              $  31
                1995                                                 17
                1996                                                 18
                1997                                                 16
                                                                  -----
                                                                  $  82
                                                                  =====

         The Company leases office space and warehouse facilities, transportation equipment, and various furniture, fixtures and equipment under agreements that expire over the next nine years. The majority of the leases provide for purchase or renewal options.

         In addition, the Company leases equipment under capital leases that expire on various dates through 1996. The total amount of capital leases included in property and equipment on the accompanying balance sheets are as follows:

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                          1993              1992
                                                                          ----              ----
         Furniture and equipment                                        $  3,299             4,125
         Medical equipment                                                 2,271             2,271
         Rental equipment                                                    151               188
         Leasehold improvement                                                54                54
                                                                        --------          --------
                                                                        $  5,775             6,638
                                                                        ========          ========

         Accumulated amortization applicable to such leases is $3,229 and $3,250 at December 31, 1993 and 1992, respectively.

         The future minimum lease payments under noncancellable leases and the present value of future minimum capital lease payments at December 31, 1993 are:


                                                                         CAPITAL         OPERATING
         YEAR ENDED DECEMBER 31,                                         LEASES            LEASE
         -----------------------                                        --------          --------
             1994                                                           $833             6,913
             1995                                                            349             5,369
             1996                                                            121             4,185
             1997                                                              -             3,237
             1998                                                                            1,930
             Thereafter                                                                      1,360
                                                                        --------          --------
                Total minimum lease payments                               1,303            22,994
                                                                                          ========
             Less amount representing interest (annual rates ranging
                from 6.44% to 12.3%)                                          92
                                                                        --------

                  Present value of minimum capital lease payments       $  1,211
                                                                        ========

                                                                     (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                   Notes to Consolidated Financial Statements

         Total rental expenses relating to operating leases for the years ended
                 December 31, 1993, 1992 and 1991 was approximately $6,166, $6,270 and $6,305, respectively.

(7)      INCOME TAXES

         The provisions for income taxes consist of the following:

                                                                              DECEMBER 31,
                                                            -----------------------------------------------
                                                               1993               1992              1991
                                                               ----               ----              ----
         Current                                            $   (1,572)           15,778            16,433
         Deferred                                              (29,417)           (3,871)           (4,445)
                                                            ----------         ---------         ---------
                                                            $  (30,989)           11,907            11,988
                                                            ==========         =========         =========

         As discussed in note 1, effective January 1, 1993, the Company adopted
                 Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes" (FAS 109). The impact of adopting FAS 109 had no effect, and accordingly, there is no cumulative effect of an accounting change presented in the accompanying financial statements. The difference between the U.S. federal income tax rate and the effective tax rate on the net loss was as follows:

                                                                             YEARS ENDED
                                                                              DECEMBER 31,
                                                            -----------------------------------------------
                                                               1993               1992              1993
                                                               ----               ----              ----
         U.S. federal income tax rate                         $(45,563)            8,176             8,599
         State tax, net of federal benefit                      (4,343)            1,585             1,187
         Non-deductible merger and restructuring                 17,190            2,705             1,872
         Other                                                    1,727            (559)               330
                                                            ----------         ---------         ---------
                                                            $  (30,989)           11,907            11,988
                                                            ==========         =========         =========

         For the year ended December 31, 1992, under Accounting Principles
                 Board Opinion No. 11, deferred taxes were recognized for income and expense items that are reported for financial statement purposes in different years than for income tax purposes.

         The components of the net deferred tax recognized in the balance sheets under FAS 109 are as follows:

                                                                            DECEMBER 31,       JANUARY  1,
                                                                               1993               1993
                                                                               ----               ----
         Deferred tax assets                                                $    9,214            14,155
         Deferred tax liabilities                                               (2,213)           (2,446)
         Valuation allowance                                                         -                 -
                                                                            ----------         ---------
           Net deferred tax assets                                          $    7,001            11,709
                                                                            ==========         =========

                                                                     (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                  Notes to Consolidated Financial Statements

         The approximate tax effect of each type of temporary difference and tax credit carryforwards before allocation of the valuation allowance is as follows:

                                                                            DECEMBER 31,       JANUARY 1,
                                                                               1993              1993
                                                                               ----              ----
         Gross deferred tax assets:
           Allowance for doubtful accounts                                  $    6,314             8,764
           Merger and restructuring reserve                                      2,070             3,863
           Capital lease obligations                                               487               938
           Other                                                                   343               590
                                                                            ----------         ---------
             Gross deferred tax assets                                           9,214            14,155
                                                                            ----------         ---------

         Gross deferred tax liability:
           Tax depreciation in excess of book                                   (1,812)           (2,239)
           Other                                                                  (401)             (207)
                                                                            ----------         ---------

                                                                                (2,213)           (2,446)

         Valuation allowance                                                         -                 -
                                                                            ----------         ---------

             Net deferred tax asset                                              7,001            11,709
                                                                            ==========         =========

         The valuation allowance for deferred tax assets as of January 1, 1993 was $0. No change in the total valuation allowance for the year ended December 31, 1993 occurred.

         The methodology used by MCA to allocate the Company's portion of the tax expense/benefit and related net tax asset is based upon the asset and liability method required under FAS 109. Consistent with the requirements of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Management maintains the methodology implemented properly reflects the tax position of the Company as required under FAS 109.

         Total net tax assets at December 31, 1993 amounted to $7,001 and is included in amounts Due to (from) MCA.

(8)      STOCK OPTION PLANS AND WARRANTS

         The stock option activity associated with Company employees, including the related tax benefit, is reflected in the statements of divisional equity for the three year period ended December
                 31, 1993.

                                                                     (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                   Notes to Consolidated Financial Statements

(9)      MERGER AND RESTRUCTURING EXPENSES

         During the year ended December 31, 1993, the Company recorded restructuring expenses of $141,000. These expenses include the write-off of goodwill and other costs recorded as a result of various acquisitions of home infusion businesses ($71,100), provision for closing of home infusion centers associated with centralizing the distribution channels ($40,500), write-off of impaired assets ($20,000) and other costs associated with the restructuring ($9,400).

         In connection with the 1992 merger, MCA recorded merger expenses of $26,900. These expenses include transaction filing fees, attorneys' and accounting fees ($7,045), costs related to relocation of certain employees and office consolidation expenses ($7,670), write-downs of certain intangible assets ($5,080) and other accruals ($7,105). Of the total expenses, approximately $7,393 related to the Company.

         During the year ended December 31, 1992, the Company recorded restructuring expenses of $5,800. These costs relate to expenses to be incurred in an effort to reduce overhead, further decentralize the infusion therapy corporate management structure and to reduce the cost of providing services ($3,300) and the write-off of an investment in an affiliated company ($2,500).

         In connection with the 1991 mergers with Care Plus, Inc. and TeamCare, Incorporated, which were accounted for as poolings-of-interests, the Company recorded merger expenses of $17,600. These expenses include transaction fees ($3,660), costs related to consolidation of operations ($5,100), adjustments to reserve for Medicare Part A Certified Agency appeal ($2,300), adjustments to adopt a consistent methodology with that of the merged company for the reserve for bad debts ($4,200) and other accruals ($2,400).

(10)     CONTINGENCIES

         MCA and its wholly owned subsidiaries, MCI and the Company, as well as MCA's directors and certain of its officers have been named as defendants in a consolidated class action lawsuit alleging violation of various sections of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as well as various causes of action under state law. The suit is generally based on claims that the defendants knew or should have known earlier than reported that MCA's earnings for the quarter ended September 30, 1992 would be below analysts' published expectations and that the defendants made false and misleading statements concerning MCA's earnings prospects leading to the subsequent loss in the value of common shares. The suit seeks to recover monetary damages in unspecified amounts. Although it is not possible to determine the ultimate liability, if any, MCA believes the suit is without merit and plans to defend itself vigorously.

                                                                     (Continued)

                             CRITICAL CARE AMERICA
                   (A DIVISION OF MEDICAL CARE AMERICA, INC.)

                   Notes to Consolidated Financial Statements

         At December 31, 1992, MCA had certain other malpractice and other litigation outstanding for which no specific monetary claims have been made or for which it is not possible to determine the ultimate liability, if any. In addition, it is possible that certain incidents may have occurred which have not been reported as of this date. MCA maintains professional liability insurance coverage with respect to all claims in excess of $3,000 in the aggregate to an annual limit of $30,000 on a claims made basis. Based on MCA's knowledge of the facts to date, consultation with its legal advisors and insurance coverage, management disposition of these matters will not have a material adverse effect on the financial position.

(11)     CAPITALIZED SOFTWARE

         Included in other assets is $4,861 and $6,783 of capitalized software costs at December 31, 1993 and 1992, respectively. During 1993, as part of the restructuring charge, $5,000 was charged off as a result of asset impairment. No amortization has been charged through December 31, 1993 as the project is not fully completed.

(12)     CONVERTIBLE SUBORDINATED DEBENTURES

         On October 26, 1989, the Company completed the sale of $39,000 in convertible subordinated debentures. The Company received $37,727 in net proceeds from the sale after deducting expenses. The debentures mature October 15, 2014 and have a coupon of 7-3/4% paying semi-annually, commencing April
                 15, 1990.

         On September 30, 1991, the debentures were converted into the Company's common stock at a rate equivalent to $26.25 per share and as a result 1,484,335 shares of the Company's stock were issued to bondholders of record.

(13)     SUBSEQUENT EVENTS

         Pursuant to an agreement between MCA and Caremark International, Inc., MCA agreed to sell certain assets and liabilities of the Company to Caremark, Inc.

                                Exhibit Index


         Exhibit
         Number                  Description
         ------                  -----------
          99.A          Press Release Issued by the Company on January 30,
                        1995(1)

          99.B          Press Release Issued by the Company on April 6, 1995(1)

          99.C          Asset Sale and Note Purchase Agreement dated as of
                        January 29, 1995, among Coram Healthcare Corporation,
                        Caremark International Inc. and Caremark Inc., as amended April 1, 1995.(1)

          99.D          Credit Agreement dated as of April 6, 1995 among Coram
                        Healthcare Corporation, Coram, Inc., the lenders named therein and Chemical Bank as Administrative Agent, as Collateral Agent and as Fronting Bank.(1)

          99.E          Securities Purchase Agreement, and Form of Subordinated
                        Bridge Note, dated as of April 6, 1995 among Coram,
                        Inc., as Issuer, Coram Funding, Inc., as initial
                        Purchaser and Coram Healthcare Corporation.(1)

          99.F          $75 million 7% Convertible Subordinated PIK Note and $25
                        million 12% Non-Convertible Subordinated PIK Note.(1)

          99.G          Consent of KPMG Peat Marwick LLP.(2)


- ------------

(1) Previously filed.
(2) Filed herewith.